TRINITY CAPITAL INC.
CLAWBACK POLICY

The Board of Directors (the “Board”) of Trinity Capital Inc., a Maryland corporation (the “Company”), has adopted this Clawback Policy (as may be amended, restated, supplemented or otherwise modified from time to time, this “Policy”) to comply with Section 10D of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), Rule 10D-1 promulgated under the Exchange Act (“Rule 10D-1”) and Nasdaq Listing Rule 5608 (the “Listing Standards”). This Policy provides for the recovery of Incentive-Based Compensation received by Covered Executives in the event of an Accounting Restatement (as such terms are defined below) and shall be interpreted to be consistent with Section 10D of the Exchange Act, Rule 10D-1 and the Listing Standards.

1.
Administration

Except as specifically set forth herein, this Policy shall be administered by the Board or, if designated by the Board, a committee thereof (the Board or such committee charged with administration of this Policy, the “Administrator”). The Administrator is authorized to interpret and construe this Policy and to make all determinations necessary, appropriate or advisable for the administration of this Policy. Any determinations made by the Administrator shall be final and binding on all affected individuals and need not be uniform with respect to each individual covered by this Policy. In the administration of this Policy, the Administrator is authorized and directed to consult with the full Board or such committees of the Board, such as the Audit Committee, the Compensation Committee or such other committee, as applicable and as may be necessary or appropriate as to matters within the scope of such committee’s responsibility and authority. Subject to any limitation of applicable law, the Administrator may authorize and empower any officer or employee of the Company to take any and all actions necessary or appropriate to carry out the purpose and intent of this Policy (other than with respect to any recovery under this Policy involving any such officer or employee).

2.
Definitions

As used in this Policy, the following definitions shall apply:

·
“Accounting Restatement” means an accounting restatement of the Company’s financial statements due to the Company’s material noncompliance with any financial reporting requirement under the securities laws of the United States of America, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period.
·
“Administrator” has the meaning set forth in Section 1 of this Policy.
·
“Applicable Period” means the three completed fiscal years immediately preceding the date on which the Company is required to prepare an Accounting Restatement,

as well as any transition period (that results from a change in the Company’s fiscal year) within or immediately following those three completed fiscal years (except that a transition period between the last day of the Company’s previous fiscal year end and the first day of its new fiscal year that comprises a period of nine to 12 months shall be deemed to be a completed fiscal year). The “date on which the Company is required to prepare an Accounting Restatement” is the earlier to occur of (a) the date the Board, a committee of the Board, or the officer or officers of the Company authorized to take such action if action by the Board or a committee of the Board is not required, concludes, or reasonably should have concluded, that the Company is required to prepare an Accounting Restatement or (b) the date a court, regulator or other legally authorized body directs the Company to prepare an Accounting Restatement, in each case regardless of if or when the restated financial statements are filed.
·
“Company” has the meaning set forth in the introduction paragraph of this Policy.
·
“Covered Executives” means the Company’s current and former president, principal financial officer, principal accounting officer (or if there is no such accounting officer, the controller), any vice-president of the Company in charge of a principal business unit, division, or function (such as sales, administration, or finance), any other officer of the Company who performs a policy-making function, or any other person who performs similar policy-making functions for the Company, and any executive officer of the Company within the meaning of 17 C.F.R. 229.401(b). An executive officer of the Company’s parent or subsidiary, as applicable, is deemed a “Covered Executive” if the executive officer performs such policy making functions for the Company. “Policy-making function” for purposes of this definition is not intended to include policy-making functions that are not significant to the Company. The definition of “Covered Executives” shall be interpreted in accordance with the definition of “Executive Officer” set forth in Rule 10D-1 and the Listing Standards.
·
“Erroneously Awarded Compensation” has the meaning set forth in Section 5 of this Policy.
·
“Financial Reporting Measure” means any measure that is determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, and any measure that is derived wholly or in part from such measure. For the avoidance of doubt, Financial Reporting Measures include but are not limited to the following (and any measure derived from the following): Company stock price; total shareholder return (“TSR”); net asset value, net investment income; net income; net realized or unrealized gains; profitability; financial ratios; earnings before interest, taxes, depreciation and amortization; funds from operations and adjusted funds from operations; liquidity measures; return measures (e.g., return on investments, return on assets); earnings measures (e.g., earnings per share); and any of such financial reporting measures relative to a peer group, where the Company’s financial reporting measure is subject to an

Accounting Restatement. A Financial Reporting Measure need not be presented within the Company’s financial statements or included in a filing with the Securities and Exchange Commission.
·
“Incentive-Based Compensation” means any compensation that is granted by the Company, earned or vested based wholly or in part upon the attainment of a Financial Reporting Measure. For purposes of this Policy, Incentive-Based Compensation is deemed “received” in the Company’s fiscal period during which the Financial Reporting Measure specified in the Incentive-Based Compensation award is attained, even if the payment or grant of such Incentive-Based Compensation occurs after the end of that period.
3.
Covered Executives; Incentive-Based Compensation

This Policy applies to all Incentive-Based Compensation received by a person (a) after beginning services as a Covered Executive; (b) if that person served as a Covered Executive at any time during the performance period for such Incentive-Based Compensation; (c) while the Company had a class of its securities listed on a national securities exchange or a national securities association; and (d) during the Applicable Period.

4.
Required Recovery of Erroneously Awarded Compensation in the Event of an Accounting Restatement

In the event that the Company is required to prepare an Accounting Restatement, the Company shall recover, on a reasonably prompt basis, the amount of any Erroneously Awarded Compensation received by any Covered Executive from the Company, as calculated pursuant to Section 5 of this Policy, during the Applicable Period. Recovery under this Policy with respect to a Covered Executive shall not require the finding of any misconduct by such Covered Executive or such Covered Executive being found responsible for the accounting error leading to an Accounting Restatement.

5.
Erroneously Awarded Compensation: Amount Subject to Recovery

The amount of “Erroneously Awarded Compensation” subject to recovery under this Policy, as determined by the Company, is the amount of Incentive-Based Compensation received by the Covered Executive that exceeds the amount of Incentive-Based Compensation that otherwise would have been received by the Covered Executive had it been determined based on the applicable restated Financial Reporting Measure.

Erroneously Awarded Compensation shall be computed without regard to any taxes paid by the Covered Executive in respect of the Erroneously Awarded Compensation.

With respect to any compensation plans or programs that take into account Incentive-Based Compensation, the amount of Erroneously Awarded Compensation subject to recovery hereunder includes, but is not limited to, the amount contributed to any notional account based on Erroneously Awarded Compensation and any earnings accrued to date on that notional amount.

For Incentive-Based Compensation based on the Company’s stock price or TSR: (a) the Company shall determine the amount of Erroneously Awarded Compensation based on a reasonable estimate of the effect of the Accounting Restatement on the stock price or TSR upon which the Incentive-Based Compensation was received; and (b) the Company shall maintain documentation of the determination of that reasonable estimate and provide such documentation to The Nasdaq Stock Market (“Nasdaq”).

6.
Method of Recovery

The Company shall determine, in its sole discretion, the timing and method for promptly recovering Erroneously Awarded Compensation hereunder, which may include without limitation (a) seeking reimbursement of all or part of any cash or equity-based award, (b) cancelling prior cash or equity-based awards, whether vested or unvested or paid or unpaid, (c) cancelling or offsetting against any planned future cash or equity-based awards, (d) forfeiture of deferred compensation, subject to compliance with Section 409A of the Internal Revenue Code and the regulations promulgated thereunder and (e) any other method authorized by applicable law or contract.

Subject to compliance with applicable law, the Company may effect recovery under this Policy from any amount otherwise payable to the Covered Executive, including amounts payable to such individual under any otherwise applicable Company plan or program, including base salary, bonuses, other compensation and/or compensation previously deferred by the Covered Executive.

The Company is authorized and directed pursuant to this Policy to recover Erroneously Awarded Compensation, on a reasonably prompt basis, in compliance with this Policy unless the Compensation Committee of the Board or, in the absence thereof, the Board (including a majority of its directors who are not “interested persons” of the Company, as defined in Section 2(a)(19) of the Investment Company Act of 1940, as amended) or other applicable committee thereof, has determined that such recovery would be impracticable for one of the following reasons, and subject to the following procedural and disclosure requirements:

·
The direct expense paid to a third party to assist in enforcing this Policy would exceed the amount to be recovered. Before concluding that it would be impracticable to recover any amount of Erroneously Awarded Compensation based on the expense of enforcement, the Company must make, or cause to be made, a reasonable attempt to recover such Erroneously Awarded Compensation, document such reasonable attempt(s) to recover and provide that documentation to Nasdaq;
·
Recovery would violate home country law where that law was adopted prior to November 28, 2022. Before concluding that it would be impracticable to recover any amount of Erroneously Awarded Compensation based on violation of home country law, the Company must obtain an opinion of home country counsel, acceptable to Nasdaq, that recovery would result in such a violation, and must provide such opinion to Nasdaq; or

·
Recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the Company, to fail to meet the requirements of 26 U.S.C. 401(a)(13) or 26 U.S.C. 411(a) and regulations thereunder.
7.
No Indemnification of Covered Executives

Notwithstanding the terms of any indemnification or insurance policy or any contractual or other arrangement with any Covered Executive that may be interpreted to the contrary, the Company shall not indemnify any Covered Executives against losses caused by the recovery of any Erroneously Awarded Compensation. In addition, the Company is not permitted to pay or reimburse a Covered Executive for premiums or other costs related to an insurance policy, or portion thereof, purchased by such Covered Executive to protect them from such recovery.

8.
Administrator Indemnification

Any members of the Administrator, and any other members of the Board who assist in the administration of this Policy, shall not be personally liable for any action, determination or interpretation made with respect to this Policy and shall be fully indemnified by the Company to the fullest extent under applicable law and Company policy with respect to any such action, determination or interpretation. The foregoing sentence shall not limit any other rights to indemnification of the members of the Board under applicable law or Company policy.

9.
Effective Date; Retroactive Application

This Policy shall be effective as of December 1, 2023 (the “Effective Date”) and shall apply to any Incentive-Based Compensation that is received by Covered Executives from the Company on or after October 2, 2023, even if such Incentive-Based Compensation was approved, awarded, granted or paid to Covered Executives prior to October 2, 2023. Without limiting the generality of Section 6 of this Policy, and subject to applicable law, the Company may affect recovery under this Policy from any amount of compensation approved, awarded, granted, payable or paid to the Covered Executive prior to, on or after the Effective Date.

10.
Amendment; Termination

The Board may amend, modify, supplement, rescind or replace all or any portion of this Policy at any time and from time to time in its discretion, and shall amend this Policy as deemed necessary to comply with applicable law or any rules or standards adopted by a national securities exchange on which the Company’s securities are listed. Notwithstanding anything in this Section 10 to the contrary, no amendment or termination of this Policy shall be effective if such amendment or termination would (after taking into account any actions taken by the Company contemporaneously with such amendment or termination) cause the Company to violate any federal securities laws, Rule 10D-1 or the Listing Standards.

11.
Other Recovery Rights; Company Claims

The Board intends that this Policy shall be applied to the fullest extent of applicable law. Any right of recovery under this Policy is in addition to, and not in lieu of, any other remedies or rights of recovery that may be available to the Company under applicable law or pursuant to the terms of any similar policy in any employment agreement, equity award agreement or similar agreement and any other legal remedies available to the Company.

Nothing contained in this Policy, and no recoupment or recovery as contemplated by this Policy, limits any claims, damages or other legal remedies the Company or any of its affiliates may have against a Covered Executive arising out of, or resulting from, any actions or omissions by the Covered Executive.

12.
Successors

This Policy shall be binding and enforceable against all Covered Executives and their beneficiaries, heirs, executors, administrators or other legal representatives.

13.
Governing Law

This Policy and all rights and obligations hereunder are governed by and construed in accordance with the laws of the State of Arizona without giving effect to any choice or conflict of laws provision or rule thereof. If any portion or provision of this Policy shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the application of such provision in such circumstances shall be modified to permit its enforcement to the maximum extent permitted by law, and both the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable and the remainder of this Policy shall not be affected thereby, and each portion and provision of this Policy shall be valid and enforceable to the fullest extent permitted by law.

14.
Exhibit Filing Requirement

A copy of this Policy and any amendments thereto shall be filed as an exhibit to the Company’s annual report on Form 10-K to the extent required by applicable law.

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